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As filed with the Securities and Exchange Commission on November 17, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL GRID TRANSCO PLC
(Exact name of registrant as specified in its charter)

ENGLAND AND WALES	98 – 0367158
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Helen Mahy National Grid Transco plc 1 – 3 Strand, London WC2N 5EH England 011-44-207-004-3000	Lawrence J. Reilly National Grid USA 25 Research Drive Westborough, MA 01582 1-508-389-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to: Joseph D. Ferraro LeBoeuf, Lamb, Greene & MacRae, L.L.P. No. 1 Minster Court Mincing Lane, London EC3R 7AA England 011-44-207-459-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee (3)

Debt securities	$1,000,000,000	100%	$1,000,000,000	$126,700

(1)	Such indeterminate number or amount of debt securities as may from time to time be issued at indeterminate prices.
(2)	Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial offering price for all debt securities of $1,000,000,000.
(3)	The maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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SUBJECT TO COMPLETION. DATED NOVEMBER 17, 2004.

PROSPECTUS

$1,000,000,000

National Grid Transco plc

Debt Securities

We may from time to time offer and sell unsecured debt securities in one or more separate series with a total initial offering price of $1,000,000,000. We will describe in a prospectus supplement, which must accompany this prospectus, the type and amount of a series of debt securities we are offering and selling, as well as the specific terms of these securities. You should read this prospectus and any accompanying supplement carefully before you invest in these securities.

We may offer debt securities in amounts, at prices and on terms to be determined at the time of offering. We may sell these securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

The mailing address of our principal executive office is 1-3 Strand, London, WC2N 5EH, England and our telephone number is 011-44-207-004 3000.

Investing in these securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and “Risk Factors” in our most recent annual report on Form 20-F.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of debt securities unless accompanied by a prospectus supplement.

The date of this prospectus is                               , 2004.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted or would require registration or qualification under the securities laws of the jurisdiction.

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TABLE OF CONTENTS

	Page		Page

About This Prospectus	3	Capitalization and Indebtedness	13
Risk Factors	4	Description of the Debt Securities	15
Forward-Looking Statements	6	Clearance and Settlement	28
Where You Can Find More Information	8	Material Tax Considerations	33
Incorporation of Certain Documents by		Plan of Distribution	36
Reference	8	Legal Matters	37
Exchange Rate Information	9	Experts	37
The Company	10	Enforcement of Civil Liabilities Under United
Use of Proceeds	12	States Federal Securities Laws	38
Ratios of Earnings to Fixed Charges	12

You should rely only on the information contained in this prospectus, any prospectus supplement or any document to which we have referred you. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this process, we may, from time to time, sell the debt securities described in this prospectus, in one or more offerings with a total initial offering price of up to $1,000,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide a prospectus supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, and may also include a discussion of any special considerations applicable to those securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and the prospectus supplement. In addition to the information contained in the documents, we refer you to under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the debt securities offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC offices each of which is listed under the heading “Where You Can Find More Information.”

All references in this prospectus and any prospectus supplement to “National Grid Transco,” “NGT,” “our company,” “we,” “us” or “our” mean National Grid Transco plc unless we state otherwise. NGT is the holding company of a group of companies (the “NGT Group”). In addition, the term “U.K. GAAP” means generally accepted accounting principles in the United Kingdom and the term “U.S. GAAP” means generally accepted accounting principles in the United States.

Our consolidated financial statements are published in pounds sterling. In this prospectus and any prospectus supplement, “U.S. dollars” or “$” refers to U.S. currency and “pounds sterling”, “£” or “pence” refers to U.K. currency.

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RISK FACTORS

Investing in the debt securities offered using this prospectus involves risk. You should consider carefully the risks described below and you should read the “Risks Factors” incorporated by reference in this prospectus from our most recent annual report on Form 20- F, or in similar sections in subsequent filings incorporated by reference in this prospectus, for additional information on factors that may affect our future results, before you decide to buy our debt securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of our debt securities could decline, in which case you may lose all or part of your investment.

Risk Related to this Offering of Debt Securities

Because of our holding company structure, the debt securities will be effectively subordinated to all indebtedness and liabilities of our subsidiaries.

We are a holding company and conduct substantially all of our operations through our subsidiaries. As a result, claims of holders of the debt securities will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. In the event of the insolvency, liquidation or dissolution of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. Therefore, the claims of the holders of the debt securities would be structurally subordinated to the prior claims of the creditors of our subsidiaries.

In the event our subsidiaries default on their debt liabilities, their creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable prior to any distributions by any such subsidiaries to us to pay interest or principal due on the debt securities. This could adversely affect our ability to make payments to holders of debt securities.

We will depend upon dividends from our subsidiaries to meet our obligations under the debt securities.

Dividends and other permitted distributions from our subsidiaries are expected to be our principal source of funds to meet ongoing NGT cash requirements, including debt service payments and other expenses. Some of our subsidiaries are subject to laws restricting the amount of dividends they may pay.

Under the U.S. Public Utility Holding Company Act of 1935 and regulations adopted thereunder, as well as under the regulations of and undertakings made to state regulatory authorities, we and certain of our subsidiaries are also subject to restrictions on the payment of dividends. These restrictions may limit the amount of funds available for us to make payments with respect to the debt securities.

Under the U.K. Companies Act 1985 (as amended) and regulations adopted and orders made thereunder, certain of our subsidiaries that are incorporated under the laws of England and Wales are prohibited from declaring a dividend to their shareholders unless they have “profits available for distribution”. The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. In addition, the U.K. Office of Gas and Electricity Markets (“Ofgem”) requires certain of our U.K. regulated subsidiaries to certify prior to declaring or recommending a dividend that they have complied with certain financial ring fencing obligations within the relevant regulatory license. These restrictions may limit the amount of funds available for us to make payments with respect to the debt securities.

The inability of our subsidiaries to pay dividends to us in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations and ability to satisfy our obligations to you under the debt securities.

Our subsidiaries have no obligation to pay interest or principal due on the debt securities or to make funds available to us for that purpose, whether in the form of loans, dividends or other distributions. Accordingly, our ability to repay the debt securities at maturity or otherwise may depend upon our ability to refinance the debt securities, which will in turn depend, in large part, upon factors beyond our control.

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If we default on our obligations with respect to the debt securities, your right to receive payments on the debt securities may be adversely affected by U.K. insolvency laws.

We, and a number of our subsidiaries, are incorporated under the laws of England and Wales. Accordingly, insolvency proceedings with respect to us or our subsidiaries would be likely to proceed under, and be governed by, English insolvency laws. The procedural and substantive provisions of these laws currently are generally more favorable to secured creditors and less favorable to unsecured creditors than comparable provisions of current U.S. law. These provisions afford debtors and unsecured creditors, including holders of debt securities, only limited protection from the claims of secured creditors. It will generally not be possible for us or our unsecured creditors, including the holders of the debt securities, to prevent or delay any secured creditors from enforcing their security to repay the debts due to them.

There currently exists no market for the debt securities and we cannot assure you that an active trading market will develop.

Prior to this offering, there has been no market for the debt securities. The underwriters for any series of debt securities may make a market in the debt securities after the offering for a particular series is completed. However, the underwriters may cease their market- making at any time without notice. The liquidity of the trading market in the debt securities, and the market price quoted for the debt securities, may be adversely affected by many factors, including changes in the overall market for debt securities generally or the interest of securities dealers in making a market in the debt securities and by changes in our financial performance or in the prospects for companies in our industry generally.

You may have difficulty effecting service of process on us or enforcing judgments against us in the United States.

We are incorporated pursuant to the laws of England and Wales. In addition, certain of our directors and officers reside outside the United States, and a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States, in the United Kingdom in particular, as of the date of this prospectus. As such, we have been advised that there is doubt as to whether:

•
a holder of the debt securities would be able to enforce, in the English courts, judgments of U.S. courts against persons who reside in England and Wales based upon the civil liability provisions of the United States federal securities laws; and

•
a holder of the debt would be able to bring an original action in the English courts to enforce liabilities against us or our directors and officers, as well as the experts named in this prospectus, who reside outside the United States based solely upon U.S. federal securities laws.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include information with respect to our financial condition, our results of operations and businesses, strategy, plans, objectives and the expected impact of this offering on the foregoing. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “continue,” “project” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These forward-looking statements are not guarantees of our future performance and are subject to assumptions, risks and uncertainties that could cause actual future results to differ materially from those expressed in or implied by the forward-looking statements. Many of these assumptions, risks and uncertainties relate to factors that are beyond our ability to control or estimate precisely, such as:

•	delays in obtaining, or adverse conditions contained in, regulatory approvals;

•	industry competition and restructuring;

•	changes in economic conditions;

•	currency fluctuations;

•	changes in interest and tax rates;

•	changes in energy market prices;

•	changes in historical weather patterns;

•	changes in laws, rules, regulations or regulatory policies and developments in legal or public policy doctrines;

•	technological developments in the industry that affect NGT’s competitiveness;

•	the failure to retain key management;

•	the availability of new acquisition opportunities or the timing and success of future acquisition opportunities;

•	the ability to continue to integrate our U.S. and U.K. businesses acquired by or merged within the NGT Group or to realize expected synergies from these integrations;

•	the failure for any reason to achieve reductions in costs or to achieve operational efficiencies;

•	credit risk from third parties under contracts and in market transactions;

•	unseasonably mild or intense weather conditions impacting on the supply of, and demand for, electricity and gas;

•	the behavior of U.K. electricity market participants on system balancing;

•	the timing of amendments in prices to shippers in the U.K. gas market;

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•	the performance of our pension schemes and the regulatory treatment of pension costs;

•	the impact of the proposed disposal of four of our UK gas distribution networks; and

•	any adverse consequences arising from outages on or otherwise affecting energy networks that we own and/or operate.

Other factors are discussed in “Risk Factors” below, and under “Operating and Financial Review and Prospects” and “Risk Factors” included in our Annual Report on Form 20-F and may be discussed in any prospectus supplement. We may also make or disclose written and/or oral forward-looking statements in reports filed with or furnished to the SEC, our annual reports and accounts to shareholders, proxy statements, offering circulars, registration statements, prospectuses, prospectus supplements, press releases and other written materials and in oral statements made by our directors, officers or employees to third parties, including financial analysts. We undertake no obligation to update any of our forward-looking statements.

The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the potential impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the filing requirements of the Exchange Act. In accordance with the Exchange Act, we file such reports and other information with the SEC. Our SEC filings are also available over the internet at the SEC’s website at http://www.sec.gov. The address of the SEC’s internet site is provided solely for the information of prospective investors and is not intended to be an active link incorporating any materials via such website, except as described below. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room.

You may request a copy of the filings referred to above at no cost by writing or telephoning us at our registered office at 1-3 Strand, London WC2N 5EH, England, 011-44-207-004-3000, attn: Investor Relations.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain of the reports and other information that we and our subsidiary Niagara Mohawk Power Corporation (“Niagara Mohawk”) have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. As a result of our merger with Niagara Mohawk Holdings, Inc. (“Niagara Holdings”), we are incorporating by reference certain financial statements of Niagara Mohawk. We are not providing financial statements of Niagara Holdings because Niagara Mohawk is the principal subsidiary of Niagara Holdings, Niagara Mohawk continues to file reports under the Exchange Act and there are no material balances or profit and loss amounts in the financial statements of Niagara Mohawk that are materially different from those presented in the financial statements of Niagara Holdings. The information incorporated by reference is considered to be a part of this prospectus. Information filed with the SEC after the date of this prospectus will update and supersede this information. We incorporate by reference in this prospectus the documents listed below:

•	Annual Report on Form 20-F for the year ended March 31, 2004;

•	The financial statements and supplementary data of Niagara Mohawk contained in Item 8 to its Form 10-K/A (Amendment No.1) for the year ended March 31, 2004 filed with the SEC on July 8, 2004;

•	Any future reports on Form 6-K that we may file that indicate that they are incorporated by reference into this registration statement; and

•	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act prior to the termination of any offering contemplated by this prospectus.

Information in this prospectus may be modified by information including in subsequent Exchange Act filings that we incorporate by reference, the result of which is that only the information as modified will be part of this prospectus. All other information in the prospectus will not be affected by the replacement of this superseded information.

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EXCHANGE RATE INFORMATION

The following table sets forth the history of the exchange rates of one pound sterling to U.S. dollars for the periods indicated. Please see our Form 20-F for the fiscal year ended March 31, 2004 for additional exchange rate information which is incorporated by reference.

		Pound Sterling/U.S. Dollar Exchange Rate History (1)
	October 2004	September 2004	August 2004	July 2004	June 2004	May 2004	Period from April 1, 2003 to March 31, 2004

Last (2)	1.8350	1.8117	1.8042	1.8159	1.8144	1.8317	1.8404
Average (3)	1.8067	1.7931	1.8204	1.8431	1.8283	1.7885	1.6936
High	1.8418	1.8117	1.8437	1.8714	1.8438	1.8354	1.9050
Low	1.7775	1.7743	1.7908	1.8159	1.8068	1.7553	1.5502

(1)	Data obtained from Bloomberg Professional ® Services, Bloomberg L.P.
(2)	“Last” is the closing exchange rate on the last business day of each of the periods indicated.
(3)	“Average” is the average daily exchange rate during the periods indicated.

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THE COMPANY

Overview

NGT is the name of our holding company which was the product of a recommended merger between National Grid Group plc (“NGG”) and Lattice Group plc (“Lattice”). This merger was implemented by way of a court sanctioned scheme of arrangement under the U.K. Companies Act 1985 between Lattice and its shareholders and was completed on October 21, 2002. Following the closing of the merger, NGG was renamed National Grid Transco plc.

Our Business

We are an international network utility company with electricity and gas transmission and distribution interests in the U.K. and the U.S. We have also transferred our network skills to related markets in the U.K. and U.S., including wireless infrastructure, metering and liquefied natural gas, and have interests in electricity interconnectors in the U.K., U.S. and Australia.

We own, operate and develop the high-voltage electricity transmission system in England and Wales through our wholly-owned subsidiary, National Grid Company plc (“NGC”). NGC’s electricity assets consist of approximately 4,500 miles of overhead lines, about 410 miles of underground cables and some 341 substations at around 243 separate sites. We also own and operate the gas National Transmission System in Britain through our wholly-owned subsidiary, Transco plc (“Transco”), which comprises approximately 4,200 miles of high pressure pipelines and 24 compressor stations, connecting to eight regional distribution networks and third party independent systems for onward transportation of gas to end consumers. Our gas distribution system currently comprises almost all of Britain’s gas distribution system, although we have agreed to sell four of our distribution networks as discussed below in “Recent Developments.” The existing gas distribution system consists of approximately 170,000 miles of distribution pipelines and is the largest gas distribution system in Europe. Gas is transported on behalf of approximately 70 active gas shippers from the National Transmission System through eight regional distribution networks to around 21 million consumers. As well as gas distribution, Transco is responsible for the safety, development and maintenance of the transportation system and operates the national gas emergency service.

In the U.S., we operate as National Grid USA (“Grid USA”) through our various subsidiaries described below. Grid USA owns and operates an electricity transmission network of approximately 14,000 miles. Our U.S. transmission business operates, at 69 kV and above, approximately 9,000 miles of overhead lines, underground cables, a 139-mile direct current transmission line and 526 substations. We are the largest electricity transmission service provider in the northeastern U.S. by reference to the length of these high-voltage transmission lines. We provide electricity transmission in upstate New York through Niagara Mohawk and in New England principally through New England Power Company and The Narragansett Electric Company. We are one of the leading electricity distribution service providers in the northeastern U.S., as measured by energy delivered, and one of the largest utilities in the U.S., as measured by the number of electricity distribution customers. Our electricity distribution operations in the U.S. serve approximately 3.3 million customers over a network of 62,000 circuit miles. Our U.S. gas distribution business serves around 560,000 customers over a network of 8,000 miles in upstate New York. Grid USA provides electricity and gas distribution in upstate New York through its subsidiary Niagara Mohawk. It provides electricity distribution in New England through its subsidiaries Massachusetts Electric Company, Nantucket Electric Company, The Narragansett Electric Company and Granite State Electric Company.

Through our subsidiary GridAmerica L.L.C. (“GridAmerica”), we manage, in the Midwest of the U.S., a range of electricity transmission operations on behalf of three participant utilities. These include operational planning, outage management and scheduling of transmission service. It is the first multi-system independent transmission company and was formed under agreements with Ameren, First Energy, Northern Indiana Public Service Company and the Midwest Independent System Operator. The agreements have provisions that allow the participant utilities to sell their transmission assets to GridAmerica for cash and stock. GridAmerica provides services in a geographic area that includes over 14,000 miles of transmission lines across five states.

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We have focused our other businesses on the provision of infrastructure and related services where we believe we can exploit our core skills and assets to create value, particularly, wireless infrastructure, metering and liquefied natural gas, and interconnectors. Our wireless infrastructure operations provide solutions to fibre and wireless network operators in the U.K. and the U.S. by building, leasing and operating sites for the base stations and radio masts needed by mobile operators. In addition, following the closing of the acquisition of Crown Castle International, Inc. (“Crown Castle UK”), as discussed below in “Recent Developments”, the business also provides infrastructure and other services for the transmission of television and radio in the U.K. Both aspects exploit NGT Group’s project management skills and infrastructure. Other businesses include installation, maintenance and meter reading to gas shippers and gas storage facilities. We also operate electricity interconnectors between England and Scotland and England and France, which provide access to alternative wholesale electricity markets and additional sources of supply and we are constructing an undersea electricity interconnector across the Bass Straight between the Australian states of Tasmania and Victoria.

Recent Developments

On August 31, 2004, we announced that we had entered into agreements for the sale of four of our U.K. regional gas distribution networks. These networks are the North of England, Wales & the West of England, the South of England and Scotland, for which the total cash consideration is £5.8 billion. Under the agreements, the purchasers will also assume certain environmental and other liabilities of approximately £130 million. We will retain the distribution networks for the West Midlands, London, East of England and North West England. Distributing gas to approximately 11 million business and home consumers, we will continue to have the largest gas distribution business in the U.K.

Upon closing of the transactions described above, we intend to deliver a non-recurring return of value to shareholders of £2.0 billion (with associated share consolidation), representing approximately 14% of our current market capitalization (equivalent to 65 pence per share), intend to recommend a 20% increase in the ordinary dividends for the current year to 23.7 pence per ordinary share, as well as maintain our target of increasing ordinary dividends per share from the recommended increased amount of dividends by 7% per year until March 31, 2008 and intend to retire or repay approximately £2.3 billion of Transco’s indebtedness with a projected ratio of debt to regulatory asset value of 50% for Transco.

The closing of the sale of the gas distribution networks described above is subject to certain regulatory consents and approvals including consents and approvals from the U.K. Gas and Electricity Markets Authority, the U.K. Department for Trade and Industry and the U.K Health and Safety Executive. Ofgem has issued a detailed timetable, which outlines the consents and approvals process. We are aiming to close these transactions in the second quarter of 2005. Completion of the transactions is also subject to termination rights, exercisable by each of NGT and the purchasers, in the event of defined circumstances arising which would have a material adverse impact on the distribution networks being sold. In certain of these circumstances break-up fees may be payable by either NGT or the purchasers.

On June 28, 2004, we announced an agreement on the terms of the acquisition of Crown Castle UK for a cash consideration of approximately £1.1 billion, which reflects closing adjustments. We closed the acquisition of Crown Castle UK on August 31, 2004. Following the closing of this acquisition, we commenced the merger of Crown Castle UK with Gridcom (UK) Limited, our wholly owned subsidiary. The combined business is the major independent provider of infrastructure to the mobile telecommunications operators in the U.K., with a substantial portfolio of almost 5,000 active sites. Crown Castle UK is also one of the two providers of infrastructure for transmission of terrestrial analogue and digital television and radio in the U.K.

Our website address is http://www.ngtgroup.com. Information contained on our website does not constitute part of this prospectus.

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USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, we expect to use the net proceeds from the sale of the debt securities we offer under this prospectus for general corporate purposes, which may include repayment or redemption of outstanding debt securities.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated, using financial information compiled in accordance with U.K. GAAP and U.S. GAAP, respectively. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represents pre-tax income from continuing operations before minority interests, income from joint ventures and associates, fixed charges, amortization of capitalized interest plus dividends received from joint ventures and associates, less capitalized interest. Fixed charges includes interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) plus the interest portion of lease rentals and preferred stock dividends.

	Year ended March 31,
	2004	2003	2002	2001	2000

U.K. GAAP Ratio of earnings to fixed charges	2.38	1.84	2.33	2.47	__	(1)
U.S. GAAP Ratio of earnings to fixed charges	2.53	2.39	2.62	2.43	12.37

(1)
Under U.K. GAAP, it is not practicable to derive the information for the year ended March 31, 2000 because Lattice had a different fiscal year-end and Lattice was still part of BG Group plc at March 31, 2000 and no combined or consolidated U.K. GAAP financial statements have previously been prepared.

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CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization on an actual basis, using financial information compiled in accordance with U.K. GAAP, as of March 31, 2004. You should read this table in conjunction with our consolidated financial statements and notes.

As of March 31, 2004 (1)

(£ millions)
Short-term debt	1,706

Long-term debt	11,542

Total Debt	£13,248

Shareholders’ Equity
Called up share capital	309
Share premium account	1,280
Other reserves	(5,131)
Profit and loss account	4,755

Total Shareholder’s Equity	£1,213

Total Capitalization	£14,461

(1)
There has been no material change to our consolidated capitalization and indebtedness since March 31, 2004 (except for an increase in total debt following the £1.1billion debt-financed acquisition of Crown Castle UK on August 31 2004).

Account has been taken of liabilities and guarantees between undertakings within the same group.

All short-term and long-term debt of NGT Group is unguaranteed, except for the following bonds:

•	Issued by NGC and guaranteed by Ambac Assurance UK Limited:
•	£300 million 2.983 per cent. 2018 Guaranteed Retail Price Index-Linked Bonds; and
•	£50 million 2.817 per cent. 2032 Guaranteed Retail Price Index-Linked Bonds.

•	Issued by Niagara Mohawk and guaranteed by XL Capital Assurance Inc.:
•	$115.7 million variable rate 2029 Pollution Control Revenue Bonds.

•	Issued by Niagara Mohawk and guaranteed by Ambac Indemnity Corporation:
•	$45.6 million variable rate 2013 Pollution Control Refunding Revenue Bonds;
•	$100 million variable rate 2015 Pollution Control Revenue Bonds;
•	$69.8 million variable rate 2023 Pollution Control Revenue Bonds;
•	$75 million variable rate 2025 Pollution Control Revenue Bonds;
•	$50 million variable rate 2026 Pollution Control Revenue Bonds;
•	$25.76 million variable rate 2027 Pollution Control Revenue Bonds; and
•	$93.2 million variable rate 2027 Pollution Control Revenue Bonds.

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•	Issued by Nantucket Electric Company and guaranteed by Ambac Indemnity Corporation:

•	$1.4 million 6.75 per cent 2005 Electric Utility Revenue Bonds;
•	$1.4 million 6.75 per cent 2006 Electric Utility Revenue Bonds;
•	$1.4 million 5.60 per cent 2007 Electric Utility Revenue Bonds;
•	$1.4 million 5.75 per cent 2008 Electric Utility Revenue Bonds;
•	$1.4 million 5.75 per cent 2009 Electric Utility Revenue Bonds; and
•	$10.5 million 5.875 per cent 2017 Electric Utility Revenue Bonds.

Charges over property, plant and other assets of the NGT Group were provided as collateral over borrowing totaling £925 million as at March 31, 2004.

At March 31, 2004, the NGT Group had outstanding BG Group plc related commitments and contingencies amounting to £13 million arising from the restructuring of BG Group plc in 1999.

Other contingencies of the NGT Group as at March 31, 2004, amounted to £250 million, including guarantees of £168 million. Details of these guarantees are shown below:

•	performance guarantees of £24 million relating to certain property obligations of a group undertaking;
•	£50 million guarantee of the obligations of a Group undertaking to pay liabilities under a meter operating contract for a duration expected to be 20-30 years;
•	a performance guarantee during construction of the Victoria to Tasmania interconnector, that expires on commissioning of £41million;
•	a four-year guarantee relating to an interconnector construction project amounting to £20 million;
•	guarantees in respect of a former associate amounting to £14 million; and
•	other guarantees amounting to £19 million arising in the normal course of business and entered into on normal commercial terms.

NGT has guaranteed the lease obligations of a former associate to an NGT Group undertaking, amounting to £45 million.

As at March 31, 2004, NGT had guaranteed the repayment of principal sums, any associated premium and interest on specific loans due from certain NGT Group undertakings to third parties, the sterling equivalent of which amounted to £1,892 million. The guarantees are for varying terms between four and ten years.

The information contained in this table is extracted without material adjustment from NGT’s audited consolidated financial statements as at March 31, 2004.

There has been no material change in the contingent liabilities or guarantees of NGT since March 31, 2004.

As at March 31, 2004, the NGT Group had cash and short-term investments of £616 million.

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DESCRIPTION OF THE DEBT SECURITIES

General

The debt securities will be issued under an indenture between us and The Bank of New York, as trustee. We have summarized material provisions of the indenture below. The summary is not complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture, including the definition of certain terms in the indenture and those terms to be made a part of the indenture by the Trust Indenture Act of 1939, as amended. The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part and you should read the indenture for provisions that may be important to you. In this summary, we have included reference to section numbers in the indenture so that you can easily locate these provisions. Capitalized terms used in this summary have the meanings specified in the indenture. In this summary, “we”, “our” or “us” means NGT and its successors under the indenture only and does not include any of its subsidiaries.

The indenture does not limit the aggregate principal amount of the debt securities which we may issue under it and provides that we may issue debt securities under it from time to time in one or more series. The indenture does not limit the amount of other indebtedness or the debt securities which we or our subsidiaries may issue.

We describe in this section the general terms that will apply to any series of debt securities that may be offered under this prospectus. At the time that we offer debt securities, we will describe in the related prospectus supplement the specific terms of the debt securities of a series and the extent to which the general terms described in this section apply or do not apply to those securities.

The debt securities will be our direct, unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. In each case, these obligations shall be without any preference among themselves. This will be subject, in the event of insolvency, to laws of general applicability relating to or affecting creditors’ rights. Other unsecured and unsubordinated indebtedness may contain covenants, events of default and other provisions which are different from or which are not contained in the debt securities.

We will issue debt securities in series. Each series of debt securities may have different terms, and, in some cases, debt securities of the same series may have different terms. We will describe the following terms of the particular series of debt securities being offered in the applicable prospectus supplement:

•	the designation, aggregate principal amount and authorized or any minimum denominations of the series of debt securities,

•	the percentage or percentages of principal amount (price to public) at which the debt securities of the series will be issued,

•	certain dates or periods, including:

(a)	the original issue date or dates or periods during which the debt securities may be issued,

(b)
the date or dates (or manner of determining the same), if any, on which, or the range of dates, if any, within which, the principal of (and premium, if any, on) the debt securities of the series is payable, and

(c)	the record dates, if any, for the determination of holders to whom such principal (and premium, if any, thereon) is payable,

•	information with regard to interest, including:

(a)	the rate or rates per annum (and the manner or basis of calculation thereof) at which the debt securities of the series shall bear interest (if any),

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(b)	the date or dates from which such interest shall accrue,

(c)	the interest payment dates on which such interest shall be payable (or manner of determining the same), and

(d)	the regular record date for the interest payable on any interest payment date,

•	the place or places where:

(a)	the principal of (and premium, if any, on) and interest, if any, on debt securities of the series shall be payable,

(b)	debt securities of the series may be presented for transfer or exchange,

(c)	notices and demands to or upon us may be served, and

(d)	commercial banks and foreign exchange markets must be open to settle payments to constitute a good business day,

•	the terms and conditions, if any, upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise,

•
our obligation, if any, to redeem, repurchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the terms and conditions in respect thereof,

•
with respect to debt securities of a series, if other than the principal amount thereof, the portion of the principal amount of such debt securities of the series which shall be payable upon a redemption prior to maturity or a declaration of acceleration of the maturity following an event of default, if any, thereof,

•	any stock exchange on which we will list a series of debt securities,

•	any additional events of default (as defined below),

•	any additional covenants or agreements with respect to the debt securities of the series,

•
if a person other than The Bank of New York is to act as trustee for the debt securities of any series, the name and location of the corporate trust office of such trustee and, with respect to any debt securities of a series, if a person other than the applicable trustee, in its capacity as principal paying agent for the debt securities, is to act as such agent, the name and location of the principal office of such principal paying agent,

•	if other than U.S. dollars, the currency or currency unit in which any payments on the debt securities of the series shall be made or in which the debt securities of the series shall be denominated,

•
if applicable, the fact that the terms of the applicable indenture described below under “Discharge, Defeasance and Covenant Defeasance” will not apply with respect to the debt securities of the series,

•
the date as of which any Global Security representing outstanding debt securities of the series shall be dated if other than the date of original issuance of the first security of the series to be issued,

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•
if applicable, the fact that the terms of the applicable indenture described under “Redemption of Debt Securities for Tax Reasons” and “Payment of Additional Amounts” below will not apply with respect to the debt securities of the series,

•	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or notes and, in such case, the depositary for such global security or notes,

•	whether any legends shall be stamped or imprinted on all or a portion of the debt securities of a series, and the terms and conditions upon which any such legends may be removed,

•	information with respect to book-entry procedures, if any, and

•	any other terms of that series.

The indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Denominations, Registration and Transfer

Unless the applicable prospectus supplement provides otherwise, we will issue debt securities registered in the name of holders as set out in the books of the security registrar (each, a “Registered Security,” or a security in “registered form”).

Unless the applicable prospectus supplement provides otherwise, Registered Securities will be represented by interests in one or more global securities (each, a “Global Security,” or a security in “global form”) deposited with a nominee for, and accepted for settlement and clearance by, one or more of The Depository Trust Company (“DTC”) and a common depositary for Euroclear and Clearstream, as described under “Global Securities” below. Registered Securities will be issued in such denominations as are specified in the applicable prospectus supplement and a Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding debt securities of the series represented by such Global Security, unless the applicable prospectus supplement provides otherwise.

In the circumstances described below under “–Securities in Definitive Form,” we may physically issue and deliver certificated securities, which are referred to as securities in “definitive form”. Registered Securities of any series issued in definitive form will be exchangeable for other Registered Securities of the same series, of a like aggregate principal amount and tenor and of different authorized denominations. A Registered Security issued in definitive form may be presented for registration of transfer (with the form of transfer duly executed), at the office of the security registrar or at the office of any transfer agent we designate for such purpose with respect to any series of debt securities and referred to in an applicable prospectus supplement, without service charge but subject to payment of any taxes and other governmental charges as described in the indenture. Such transfer or exchange will be effected after the security registrar or transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. We have initially appointed the trustee as the security registrar under the indenture. If a prospectus supplement refers to any transfer agents (in addition to the security registrar) that we have initially designated with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

If the debt securities of a series are redeemed in part, we shall not be required to:

•
issue, register the transfer of or exchange debt securities of any such series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series selected to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption, or

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•	register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part.

Global Securities

The debt securities of a series may be represented in whole or in part by one or more Global Securities that will be registered in the name of and deposited with or on behalf of, DTC or a common depositary for Euroclear and Clearstream (a “Depositary”) or a nominee thereof. Global Securities will be issued in registered form unless the applicable prospectus supplement provides otherwise. Unless and until it is exchanged for securities in definitive form, any such Global Security may not be transferred except as a whole by the relevant Depositary to its nominee, or vice versa, or by a nominee to another nominee of such Depositary or, in either case, to a successor of such Depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the related prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements. See also “Clearance and Settlement” below.

Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit the accounts of persons entitled thereto with the respective beneficial interests in the principal amounts of the debt securities represented by such Global Security. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities, or by us if we offer and sell directly such debt securities. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security or its nominee (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons who hold interests through participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair your ability to transfer beneficial interests in a Global Security.

So long as the relevant Depositary, or its nominee, is the registered owner of such Global Security, it will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the indenture governing the debt securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities. Such owners of beneficial interests will not have the direct right to act upon any solicitation for actions from holders of the debt securities and will be permitted to act only to the extent appropriate proxies to do so from DTC, Euroclear or Clearstream, as applicable, have been received. Similarly, upon the occurrence of an Event of Default, unless and until debt securities in definitive form are issued, owners of beneficial interests in Global Securities will be restricted to acting only to the extent appropriate proxies have been received from DTC, Euroclear or Clearstream, as applicable.

Any payments of principal, premium, if any, or interest, if any, on debt securities registered in the name of a Depositary or its nominee will be made to it as the registered owner of the Global Security representing such debt securities. Neither we, nor any of the applicable trustees, paying agents or security registrars for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

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We expect that the Depositary for a Global Security or its nominee, upon receipt of any payment of principal, premium (if any) or interest (if any), will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the debt securities of such series represented by such Global Security as shown on the records of such Depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities payable to bearer or registered in “street name” (holders of debt securities in accounts at banks or brokers), and will be the responsibility of such participants.

Securities in Definitive Form

If a Depositary for a Global Security in respect of a series of debt securities is at any time unwilling or unable to continue as depositary, and we do not appoint a successor depositary within 120 days, or in the event of our winding up we fail to make any payment on any debt securities when due, and the trustee has received notice from the registered owner of such Global Security requesting the exchange of a specified amount of such debt securities for debt securities of such series in definitive form, we will issue Registered Securities in respect of the debt securities of such series in definitive form in exchange for the Global Security representing such series of debt securities.

We may at any time and in our sole discretion determine that the Registered Securities, in respect of the debt securities of any series represented by one or more Global Securities, shall no longer be represented by such Global Security or Securities. In such event, we will issue Registered Securities in respect of the debt securities of such series in definitive form. Further, if we so specify with respect to the debt securities of a series, you may, on terms acceptable to us and the Depositary for such Global Security, receive Registered Securities of such series in definitive form.

In any such instance, you will be entitled to physical delivery in definitive form of securities of the series of debt securities represented by such Global Security, equal in principal amount to your beneficial interest, and to have such securities registered in your name.

Debt securities of any series so issued in definitive form will only be issued as Registered Securities in authorized minimum denominations and bearing any applicable restrictive legend. There should be no tax consequences associated with an exchange of Registered Securities in global form for Registered Securities in definitive form. If we issue debt securities in definitive form in exchange for a particular Global Security, the relevant Depositary, as holder of that Global Security, will surrender it against receipt of the debt securities in definitive form, cancel the book-entry debt securities of that series, and distribute through DTC, Euroclear or Clearstream, as the case may be, the debt securities in definitive form of that series to the persons and in the amounts specified by DTC, Euroclear or Clearstream, as the case may be.

To the extent permitted by law, we, the trustee, the paying agents and the security registrars shall be entitled to treat the person in whose name any debt security in definitive form is registered as the absolute owner. Payments in respect of a debt security in definitive form will be made to the person in whose name the definitive debt security is registered as it appears in the register for that series. They will be made either by check mailed or delivered to the address of the person entitled thereto as such address shall appear in the security register or by wire transfer to an account maintained by the person entitled thereto as specified in the security register. Debt securities issued in definitive form should be presented to the applicable paying agent for redemption.

Holders of debt securities in definitive form will have the direct right to act upon any solicitation for actions from holders of the debt securities, including upon the occurrence of an event of default, and will not be required to rely upon receipt of proxies from DTC, Euroclear or Clearstream.

Payments on Debt Securities

The applicable prospectus supplement will specify the date on which we will pay interest, if any, and the date for payments of principal (and premium, if any, thereon) on any particular series of debt securities. The prospectus supplement will also specify the interest rate or rates, if any, or how such rate or rates will be calculated.

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Optional Redemption

The applicable prospectus supplement will specify whether we may redeem the debt securities of any series, in whole or in part, at our option or in any other circumstances. The prospectus supplement will also specify the notice that we will be required to provide and the prices (and premium, if any, thereon) at which and the dates on which the debt securities may be redeemed. Any notice of redemption of debt securities will state:

•	the date fixed for redemption,

•	the amount of debt securities to be redeemed if we are only redeeming part of a series,

•	the redemption price,

•
that on the date fixed for redemption the redemption price will become due and payable on each debt security to be redeemed and, if applicable, that any interest will cease to accrue on or after the redemption date, and

•	the place or places at which each holder may obtain payment of the redemption price.

Negative Pledge

Unless otherwise specified in the applicable prospectus supplement, so long as any debt securities remain outstanding (as defined in the indenture), NGT will not create or permit to subsist any mortgage, charge, pledge, lien or other form of encumbrance or security interest upon the whole or any part of its undertaking, its assets or revenues present or future to secure any Relevant Indebtedness, or any guarantee of or indemnity in respect of any Relevant Indebtedness unless, at the same time or prior thereto, NGT’s obligations under the debt securities and the indenture (a) are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, in each case to the satisfaction of the trustee, or (b) have the benefit of such other security, guarantee, indemnity or other arrangement as the trustee in its absolute discretion shall deem to be not materially less beneficial to the holders of the debt securities or as shall be approved by the holders of not less than 75% in aggregate principal amount of the debt securities of any series.

“Relevant Indebtedness” means any present or future indebtedness in the form of, or represented by, bonds, notes, debentures, loan stock or other securities which are for the time being, or are intended, with the agreement of NGT, to be quoted, listed or ordinarily dealt in on any stock exchange.

Consolidation, Amalgamation, Merger and Sale or Lease of Assets

Unless the applicable prospectus supplement provides otherwise, so long as any debt security of a series remains outstanding, we are permitted to consolidate, amalgamate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person (as defined in the indenture). However, we may not take some of these actions unless:

•
the corporation formed by such consolidation or amalgamation or into which we are merged, or the person which acquires, leases or is the transferee of or recipient of the conveyance of substantially all or all of our properties and assets, shall:

(a)
be a corporation or other person organized and validly existing under the laws of the United States, the United Kingdom or any country that is a member of the Organisation for Economic Co-operation and Development (as the same may be constituted from time to time), and

(b)
expressly assume, by a supplement to the applicable indenture that is executed and delivered in form reasonably satisfactory to the trustee, with any amendments or revisions necessary to take account of the jurisdiction in which any such corporation or other person is organized (if other than England and Wales),

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(i)	the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the debt securities of such a series,

(ii)
the performance of every covenant of the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such debt securities) and of such debt securities on our part to be performed,

(iii)
such assumption shall provide that such corporation or person shall pay to the holder of any such debt securities such additional amounts as may be necessary in order that every net payment of the principal of (and premium, if any, on) and interest, if any, on such debt securities will not be less than the amounts provided for in such debt securities to be then due and payable, and

(iv)
with respect to (iii) above, such obligation shall extend to any deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by the United Kingdom or the country in which any such corporation or person is organized or any district, municipality or other political subdivision or taxing authority thereof (subject to the limitations contained in “Payments of Additional Amounts” below, as applied to such corporation or person and, if applicable, such other country), and,

•
immediately after giving effect to such transaction, no event of default with respect to the debt securities of such a series, and no event which, after notice or lapse of time, or both, would become an event of default, with respect to such debt securities, shall have occurred and be continuing.

Upon any such consolidation, amalgamation or merger, or any such conveyance, transfer or lease, the successor corporation or person will succeed to, and be substituted for, and may exercise all of our rights and powers under the indenture with the same effect as if such successor corporation or person had been named as the issuer thereunder and thereafter, except in the case of a lease, the predecessor corporation shall be relieved of all obligations and covenants under the applicable indenture and such debt securities.

Events of Default

Unless the applicable prospectus supplement provides otherwise, the following events will constitute an event of default under the indenture with respect to a series of debt securities (whatever the reason for such event of default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	default in the payment of any principal (or premium, if any) due on the debt securities, and continuance of such default for a period of 14 days;

(b)	default in the payment of any interest (and additional amounts, if any) due on the debt securities, and continuance of such default for a period of 30 days;

(c)
default in the performance, or breach, of any covenant or warranty (other than any obligation for the payment of any principal or interest with respect to the debt securities) applicable to us contained in the indenture, and which default is incapable of remedy or, if in the opinion of the trustee is capable of remedy and has not been remedied within 90 days after the trustee having given us written notice as provided in the indenture;

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(d)
if (i) any of our or any Principal Subsidiary’s present or future Relevant Indebtedness becomes due and payable prior to its stated maturity by reason of an actual event of default or (ii) any amount with respect to such Relevant Indebtedness is not paid when due or, as the case may be, within any applicable grace period, provided that the aggregate amount of the Relevant Indebtedness with respect to any of the events described in this paragraph equals or exceeds £50,000,000, for the period up to March 31, 2017, and £100,000,000 thereafter;

(e)
either a court in the United Kingdom issues a final order or an effective shareholders’ resolution is validly adopted, and where possible, such resolution or final order is not discharged or stayed within 90 days, for our winding up or dissolution;

(f)
attachment is made of the whole or substantially the whole of our assets or undertakings and such attachment is not released or cancelled within 90 days or an encumbrancer takes possession or an administrative or other receiver or similar officer is appointed of the whole or substantially the whole of our undertaking or assets or an administration or similar order is made to us, and such taking of possession, appointment or order is not released, discharged or cancelled within 90 days;

(g)	we cease to carry on all or substantially all of our business, or we are unable to pay debts within the meaning of Section 123(1)(e) or Section 123(2) of the U.K. Insolvency Act 1986; or

(h)	we are adjudged bankrupt or insolvent by a court of competent jurisdiction in our country of incorporation.

“Principal Subsidiary” means each one of Transco, NGC, Grid USA, and includes any successor thereto or any member of the NGT Group which our auditors have certified to the trustee as being a company to which all or substantially all of the assets of a Principal Subsidiary are transferred. In the event that all or substantially all of the assets of a Principal Subsidiary are transferred to a member of the NGT Group, the transferor of such assets will cease to be deemed a Principal Subsidiary.

If an event of default with respect to a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series by written notice as provided in the indenture may declare the principal amount of all outstanding debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities may, under certain circumstances, rescind and annul such acceleration.

The indenture provides that, within 120 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default with respect to a series of debt securities, the trustee will transmit, in the manner set forth in the indenture and subject to the exceptions described below, notice of such default to the holders of the debt securities of that series unless such default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium, if any, or interest on, or additional amounts with respect to, any debt securities, the trustee may (although there is no obligation on it to do so) withhold such notice if and so long as the board, executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the debt securities. If an event of default occurs, has not been waived and is continuing with respect to a series of debt securities, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of that series by all appropriate judicial proceedings. The indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity or security satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

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Modification and Waiver

In general, we and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by such modification; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

•	change the stated maturity of the principal of, or any premium or installment of interest on, the debt securities,

•	reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any premium payable upon the redemption of, the debt securities,

•
change the redemption provisions of the debt securities or, following the occurrence of any event that would entitle a holder to require us to redeem or repurchase the debt securities at the option of the holder, adversely affect the right of redemption or repurchase at the option of such holder, of the debt securities,

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to, the debt securities is payable,

•
impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt securities (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date),

•	reduce the percentage in principal amount of the debt securities, the consent of whose holders is required in order to take specific actions,

•	reduce the requirements for quorum or voting by holders of the debt securities in the applicable section of the indenture,

•
modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of such debt securities except to increase any percentage vote required or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby, or

•	modify any of the above provisions.

We and the trustee may modify or amend the indenture and the debt securities without the consent of any holder in order to, among other things:

•
provide for our successor pursuant to a consolidation, amalgamation, merger or sale of assets that complies with the provisions under “Consolidation, Amalgamation, Merger and Sale or Lease of Assets” above;

•	add to our covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us by the indenture;

•	provide for a successor trustee with respect to the debt securities;

•
cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which will not adversely affect the interests of the holders of the debt securities;

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•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the debt securities under the indenture;

•	add any additional events of default with respect to the debt securities;

•	provide for conversion or exchange rights of the holders of the debt securities; or

•	make any other change that does not materially adversely affect the interests of the holders of the debt securities.

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of the debt securities, waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of the debt securities, waive any past default and its consequences under the indenture with respect to the debt securities, except a default (1) in the payment of principal of, any premium or interest on or any additional amounts with respect to the debt securities or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note.

Under the indenture, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under the indenture and as to any default in such performance.

Discharge, Defeasance and Covenant Defeasance

Unless the applicable prospectus supplement provides otherwise, we may discharge certain obligations to holders of a series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or called for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or Government Obligations (as defined below) in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if the debt securities have become due and payable) or with respect to principal, any premium and interest to the maturity or redemption date thereof, as the case may be.

The indenture provides that, unless the provisions relating to discharge and defeasance are made inapplicable to the debt securities, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an officer or agency with respect to the debt securities and to hold moneys for payment in trust) (“defeasance”) or (2) to be released from our obligations with respect to the debt securities under certain covenants such that any omission to comply with such obligations thereafter will not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”). Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or Government Obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on the debt securities on the scheduled due dates or any prior redemption date.

Such a trust may only be established if, among other things:

(1)
the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which we are a party or by which we are bound,

(2)
no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no insolvency proceeding will have occurred and be continuing at any time during the period ending on the 91st day after such date,

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(3)
we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture,

(4)
with respect to defeasance, we have delivered to the trustee an officers’ certificate as to solvency and the absence of intent by us to prefer holders of the debt securities over our other creditors, and

(5)
we have delivered to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to defeasance or covenant defeasance in the indenture, as the case may be, have been complied with.

“Government Obligations” means debt securities which are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt.

In the event we effect covenant defeasance with respect to the debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity or redemption date but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Payment of Additional Amounts

Unless otherwise specified in the applicable prospectus supplement, we will make all payments of principal and premium, if any, interest and any other amounts on, or in respect of, the debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United Kingdom or any political subdivision of the United Kingdom or any authority in or of the United Kingdom having the power to tax, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted. If a withholding or deduction at source is required, we will, unless the applicable prospectus supplement provides otherwise, subject to certain limitations and exceptions described below, pay to the holder of any debt securities such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt securities or in the indenture to be then due and payable.

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We will not be required to pay any additional amounts:

(1)
for or on behalf of a person who is liable to such taxes or duties in respect of such debt securities by reason of his having some connection with the United Kingdom other than the mere holding of such debt securities,

(2)	in connection with presentation in the United Kingdom where presentation is required,

(3)
if the holder or the beneficial owner of the relevant debt security failed to comply with a request by us or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any information or other requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a taxing jurisdiction as a precondition to exemption from all or part of the tax and which such holder or beneficial owner is legally able to satisfy,

(4)
where presentation is required, more than 30 days after the Relevant Date except to the extent that the holder would have been entitled to such additional amounts, on presenting the same for payment on such thirtieth day,

(5)
where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to confirm to, such directive,

(6)
for or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting, where presentation is required, the relevant debt securities to another Paying Agent in a member state of the European Union,

(7)	with respect to any combination of items (1), (2), (3), (4), (5) or (6) above.

“Relevant Date” means the date on which the payment of principal of (or premium, if any) or interest, if any, on any series of debt securities first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given to the holder that upon presentation of the debt security in global or definitive form payment will be made provided that payment is in fact made upon such presentation.

In addition, unless otherwise specified in the applicable prospectus supplement, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt securities to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt securities if such payment would be required by the laws of the United Kingdom (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the note.

Redemption of Debt Securities for Tax Reasons

Unless otherwise specified in the applicable prospectus supplement, we may redeem any series of the debt securities at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and additional amounts, if any, to the date fixed for redemption, if as a result of any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of the United Kingdom or any taxing authority in the United Kingdom (or any political subdivision) or any change in the application or official interpretation of such laws, regulations or rulings, there is a substantial probability that we will be required as of the next interest payment date to pay additional amounts with respect to the debt securities as provided in “– Payment of Additional Amounts” above and such requirements cannot be avoided by the use of reasonable measures (such measures not involving any material additional payments or expense by us then available. If we elect to redeem the debt securities under this provision, we will give written notice of such election to the trustee and the holders of the debt securities. Interest on the debt securities will cease to accrue unless we default in the payment of the redemption price.

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Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

Information Concerning the Trustee

The indenture provides that the trustee will have no obligations other than the performance of such duties as are specifically set forth in such indenture, except that, if an event of default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the indenture unless such holders shall have offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense, and then only to the extent required by the terms of the indenture. The Bank of New York is to be the trustee and paying agent under the indenture, is one of a number of banks with which NGT and its subsidiaries maintain banking relationships in the ordinary course of business and they are the depositary for our American Depositary Shares.

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CLEARANCE AND SETTLEMENT

Unless the applicable prospectus supplement provides otherwise, if we issue global securities representing any debt securities, then the global securities will be deposited upon issuance with, or on behalf through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company, or DTC, in the U.S., Clearstream Banking, société anonyme, in Luxembourg and Euroclear Bank S.A./N.V., or Euroclear, in Brussels, Belgium. These systems have established electronic debt securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for debt securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Global securities will be registered in the name of and deposited with a nominee for, and accepted for settlement and clearance by, one or more of DTC and a common depositary for Euroclear and Clearstream, and any other clearing system identified in the applicable prospectus supplement.

Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream or the clearing system that is described in the applicable prospectus supplement.

The policies of DTC, Euroclear and Clearstream will govern payments, transfers, exchange and other matters relating to investors’ interests in debt securities held by them. This is also true for any other clearing system that may be named in a prospectus supplement.

Neither we, nor any trustee, paying agent or registrar have any responsibility for any aspect of the actions of DTC, Euroclear and Clearstream or any of their direct or indirect participants or accountholders. Neither we, nor any trustee, paying agent or registrar have any responsibility for any aspect of the records kept by DTC, Euroclear and Clearstream or any of their direct or indirect participants or accountholders. Neither we, nor any trustee, paying agent or registrar supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Euroclear and Clearstream and their participants and accountholders perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC. DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York,

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•	a “banking corporation” within the meaning of New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•
Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream. Clearstream has advised us as follows:

•
Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•
Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry charges to the accounts of its customers. This eliminates the need for physical movement of certificates.

•	Clearstream provides other services to its accountholders, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities.

•
Clearstream’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•
Indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear. Euroclear has advised us as follows:

•
Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•
Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

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•
Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•
Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear accountholders.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the debt securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures–DTC

DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures–Euroclear and Clearstream

We understand that investors that hold their debt securities through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream accountholders on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

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Secondary Market Trading

Trading between DTC Participants. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream Accountholders. We understand that secondary market trading between Euroclear and/or Clearstream accountholders will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream Purchaser. A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream at least one business day prior to settlement. The instructions will provide for the transfer of the debt securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream accountholder. Euroclear or Clearstream, as the case may be, will then instruct the common depositary for Euroclear and Clearstream to receive the debt securities either against payment by the common depositary or free of payment.

The beneficial interests in the debt securities will be credited by DTC to the common depositary. Euroclear or Clearstream, as applicable, will then credit the account of the participant, following its usual procedures. Credit for the debt securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the debt securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream cash debit will be valued as of the actual settlement date instead.

Euroclear or Clearstream accountholders will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream. Under this approach, accountholders may take on credit exposure to Euroclear or Clearstream until the debt securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to them, accountholders can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear or Clearstream accountholders purchasing debt securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the debt securities were credited to their accounts). However, interest on the debt securities would accrue from the value date. Therefore, in many cases, the investment income on debt securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each accountholder’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver debt securities to the common depositary on behalf of Euroclear or Clearstream accountholders. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

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In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of the debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

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MATERIAL TAX CONSIDERATIONS

This section discusses the material U.S. federal income tax and U.K. tax consequences of the ownership of the debt securities as of the date of this prospectus. Except as discussed below under “– United States Taxation of non-U.S. Holders of Debt Securities”, this summary applies to you only if:

•
You are a beneficial owner of a debt security and an individual U.S. citizen or resident, a U.S. corporation, or otherwise subject to U.S. federal income tax on a net income basis in respect of the debt securities;

•	You purchase the debt securities in their original issuance at the issue price, and you hold such debt securities as capital assets for tax purposes; and

•
You are not resident or ordinarily resident in the United Kingdom for U.K. tax purposes, and do not hold the debt securities for the purposes of a trade, profession, or vocation that you carry on in the United Kingdom through a permanent establishment.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. We have assumed that you are familiar with the tax rules applicable to investments in debt securities generally and with any special rules to which you may be subject. In particular, the discussion does not address the tax treatment of investors that are subject to special rules, such as banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons that control (directly or indirectly) 10% or more of our voting stock, persons that elect mark-to-market treatment, persons that hold the debt securities as a position in a straddle, conversion transaction, synthetic security, or other integrated financial transaction for tax purposes, and persons whose functional currency is not the U.S. dollar.

The discussion that follows is of a general nature, and additional disclosure regarding the tax treatment of specific debt securities may be provided in the prospectus supplement for such instruments. To the extent there is any inconsistency in the discussion of tax consequences between this prospectus and the applicable prospectus supplement, you should rely on the discussion in the prospectus supplement.

The discussion below regarding U.S. federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. The statements regarding U.K. tax laws set forth below are based on the laws in force on the date of this prospectus, which are subject to change.

If a partnership holds the debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the debt securities, you should consult your tax advisor.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND U.K. OR OTHER TAX CONSEQUENCES OF OWNING THE DEBT SECURITIES.

United States Taxation

Interest Payments. Payments or accruals of “qualified stated interest” (as defined below) on the debt securities will be includible in your gross income as ordinary interest income at the time you receive or accrue such amounts (in accordance with your regular method of tax accounting). The term “qualified stated interest” generally means stated interest that is unconditionally payable at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, at a floating rate based on one or more interest indices.

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Unless otherwise specified in the applicable prospectus supplement, we expect interest payments on the debt securities to be treated as “qualified stated interest” and we expect the debt securities to be issued without “original issue discount” (of more than a statutorily defined de minimis amount). If we issue debt securities that have “original issue discount” (of more than a statutorily defined de minimis amount) or provide for payments of interest that we do not expect to be treated as “qualified stated interest,” we will describe the tax treatment of such debt securities in the applicable prospectus supplement.

Interest paid by us on the debt securities constitutes foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the debt securities generally will constitute passive income.

Additional Amounts paid pursuant to the obligations described under “Description of the Debt Securities – Payment of Additional Amounts” would be treated as ordinary interest income.

Sale, Exchange, Redemption and Other Disposition of the Debt Securities. Upon the sale, exchange, redemption or other disposition of the debt securities, you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid interest which will be treated as ordinary interest income) and your adjusted tax basis in such debt securities. Your adjusted tax basis in the debt securities generally will equal the cost of such debt securities. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other disposition you held the debt securities for more than one year. The deductibility of capital losses is subject to certain limitations. Any gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of the debt securities generally will be treated as U.S. source gain or loss, as the case may be.

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments of interest on the debt securities and the proceeds from a sale or other disposition of the debt securities unless the holder of the debt securities establishes an exemption from the information reporting rules. A holder of debt securities that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and you may be entitled to a refund, provided that the required information is furnished to the IRS.

United States Taxation of Non-U.S. Holders of Debt Securities

The following discussion is limited to the United States federal income tax consequences relevant to a beneficial owner of the debt securities that is a “non-U.S. holder”. For purposes of this discussion, a “non-U.S. holder” is a holder of the debt securities that is a non-resident alien or a corporation, estate or trust that is not a U.S. person for U.S. federal income tax purposes.

Interest and Disposition. In general (and subject to the discussion below under “Information Reporting and Backup Withholding”), a non-U.S. holder will not be subject to U.S. federal income or withholding tax with respect to payments of interest on, or gain upon the disposition of, debt securities, unless:

•
the interest or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (or, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); or

•
in the case of gain upon the disposition of debt securities, the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year and certain other conditions are met.

Interest or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (or, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) will generally be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder. In addition, if such non-U.S. holder is a non-U.S. corporation, such interest or gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

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Information Reporting and Backup Withholding. If the debt securities are held by a non-U.S. holder through a non-U.S. (and non-U.S. related) broker or financial institution located outside the United States, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the debt securities are held by a non-U.S. holder through a U.S. (or U.S. related) broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors concerning the application of the information reporting and backup withholding rules.

U.K. Taxation

Interest. Payments of interest on the debt securities should be exempt from withholding or deduction for or on account of U.K. tax under the provisions of U.K. tax law relating to “quoted Eurobonds”, provided that the debt securities are listed on a “recognized stock exchange” within the meaning of section 841 of the Income and Corporation Taxes Act 1988. The New York Stock Exchange, the London Stock Exchange and the Luxembourg Stock Exchange are currently amongst those recognized for these purposes. Accordingly, so long as the prospectus supplement to which a series of debt securities relates indicates a listing on one of such exchanges, interest payments made on the debt securities should be payable without withholding or deduction for or on account of U.K. income tax.

Purchase, Sale and Retirement of Debt Securities. Holders of the debt securities will not be liable for U.K. taxation on capital gains realized on a sale or other disposal or redemption or conversion of the debt securities.

European Union Tax Reporting and Withholding

The Council of the European Union approved, on June 3, 2003, Council Directive 2003/48/EC regarding the taxation of savings income. Under this directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state will be required to provide information (including the identity of the recipient) to authorities of the latter member state. “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or payee. This requirement is subject to the right of Belgium, Luxembourg and Austria to opt instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years). The Directive will also apply to dependent and associated territories of the United Kingdom and the Netherlands.

The Council agreed in July 2004 that the Directive will become effective on July 1, 2005. In addition, certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino) are expected to adopt equivalent measures, including the option to apply withholding taxes, effective on the same date. However, there is no assurance that all such non-members will have adopted equivalent measures that are effective on such date, and the effective date of the Directive may be delayed until they have done so. As a result, no assurance can be given concerning whether or on what date the Directive will become effective.

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PLAN OF DISTRIBUTION

We may sell the debt securities directly to purchasers or underwriters or through agents, dealers or underwriters.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to us, from such price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such offered securities may be listed. Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Agents appointed by us may solicit offers to purchase debt securities. The prospectus supplement will name these agents, who may be underwriters, and discuss any commissions payable to them. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. We may also sell debt securities to an agent as principal. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered debt securities. Agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If any underwriters are utilized in the sale of debt securities, we will enter into an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction, including, commissions, discounts and any other compensation of the underwriters, if any, will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities to the public. If underwriters are utilized in the sale of the debt securities, the debt securities will be acquired by the underwriters for their own account and may be offered and may be resold from time to time in one or more transaction, including negotiated transactions, at fixed public offering prices, or at varying prices determined by the underwriters at the time of sale.

Our debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the debt securities of a series if they purchase any of such securities. We may grant to the underwriters options to purchase additional debt securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such securities. The underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If a dealer is utilized in the sale of debt securities in respect of which this prospectus is delivered, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the debt securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Offers to purchase offered securities may be solicited directly by us, and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

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Debt securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more marketing firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the debt securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If indicated in the prospectus supplement, we will authorize agents, underwriters, dealers or other persons to solicit offers by certain purchasers to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Each series of debt securities will be a new issue and will have no established trading market. We may elect to list any series of debt securities on an exchange but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the debt securities.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the debt securities to be offered hereby will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York and LeBoeuf, Lamb, Greene & MacRae, London, England. Certain legal matters in connection with the debt securities to be offered hereby will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of National Grid Transco plc incorporated in this prospectus by reference to our Annual Report on Form 20-F as of March 31, 2004 and 2003 and for the three years ended March 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of JVCO Participações Ltda (“JVCO”), as of and for the year ended December 31, 2001, incorporated in this prospectus by reference to our Annual Report on Form 20-F as of March 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to JVCO’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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The financial statements of Compañía Inversora en Transmisión Eléctrica Citelec S.A. (“Citelec”), as of and for the year ended December 31, 2001, incorporated in this prospectus by reference to our Annual Report on Form 20-F as of March 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Citelec’s ability to continue as a going concern as described in Note 13 to the consolidated financial statements) of Price Waterhouse & Co. S.R.L., independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Energis Polska Sp. z o.o., as of and for the year ended December 31, 2001, incorporated in this prospectus by reference to our Annual Report on Form 20-F as of March 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Niagara Mohawk Power Corporation incorporated in this prospectus by reference to its Annual Report on Form 10-K/A as of March 31, 2004 and 2003 and for the two years ended March 31, 2004; as of and for the sixty day period ended March 31, 2002; as of and for the thirty day period ended January 30, 2002; and as of and for the year ended December 31, 2001; have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

We are an English public limited company. Most of our directors and executive officers are resident outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by LeBoeuf, Lamb, Greene & MacRae that there is doubt as to enforceability in England and Wales, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him or her in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his or her favor or in which he or she is acquitted or in certain instances where, although he or she is liable, a court finds that such director or officer acted honestly and reasonably and that having regard to all circumstances he or she ought fairly to be excused and relief is granted by the court.

Article 162 of NGT’s articles of association provides:

“Subject to the Statutes, the Company may indemnify any Director or other officer against any liability. Subject to those provisions, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company and the Auditors shall be indemnified out of the assets of the Company against any liability incurred by him as a Director, other officer of the Company or as Auditor in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted or which are otherwise disposed of without any finding or admission of any material breach of duty or breach of trust on his part or in connection with any application under the Statutes in which relief is granted to him by the court”.

Article 163 of NGT’s articles of association provides:

“Subject to the Statutes, the Board may purchase and maintain insurance at the expense of the Company for the benefit of any person who is or was at any time a Director or other officer or employee of the Company or of any subsidiary undertaking of the Company or in which the Company has an interest (whether direct or indirect) or who is or was at any time a trustee of any pension fund or employee benefits trust in which any employee of the Company or of any such subsidiary undertaking is or has been interested, indemnifying such person against any liability which may attach to him or loss or expenditure which he may incur in relation to anything done or alleged to have been done or omitted to be done as a Director, officer, employee or trustee”.

The relevant provisions of the U.K. Companies Act 1985 are sections 310 and 727.

Section 310 provides:

“(1) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2) Except as provided by the following subsection, any such provision is void.

(3) This section does not prevent a company;

(a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b) from indemnifying any such officer or auditor against any liability incurred by him—

(i) if in defending any proceedings (whether civil or criminal) in which judgement is given in his favour or he is acquitted, or

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(ii) in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

Section 727 provides:

“(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms at it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper”.

We will indemnify and hold harmless each of our directors and officers or authorized representatives who signs the registration statement from and against civil liabilities, including liabilities under U.S. securities laws, which they may incur in their capacity.

The form of underwriting agreement to be filed or furnished in connection with the issuance of any debt securities using the prospectus to which this registration statement relates will provide that each underwriter, severally, will indemnify NGT and each of its directors, officers and representatives who signed the registration statement and each person, if any, who controls NGT within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act from and against certain civil liabilities.

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ITEM 9. EXHIBITS.

Exhibit Number	Description

1.1	Form of Underwriting Agreement for debt securities.*

4.1	Form of Indenture to be entered into between the Company and The Bank of New York (including form of debt securities). **

5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. **

5.2	Opinion of LeBoeuf, Lamb, Greene & MacRae. **

12.1	Statement re: Computation of ratio of earnings to fixed charges.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to National Grid Transco plc.

23.2	Consent of PricewaterhouseCoopers, independent accountants to JVCO Participações Ltda.

23.3	Consent of Price Waterhouse & Co. S.R.L., independent accountants to Compañía Inversora en Transmisión Eléctrica Citelec S.A.

23.4	Consent of PricewaterhouseCoopers Sp. z o.o., independent accountants to Energis Polska Sp. zo.o.

23.5	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Niagara Mohawk Power Corporation.

23.6	Consent of LeBoeuf, Lamb, Greene, & MacRae, L.L.P. (included in Exhibit 5.1). **

23.7	Consent of LeBoeuf, Lamb, Greene & MacRae (included in Exhibit 5.2). **

24.1	Powers of Attorney (included in the signature pages contained herein).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee, under the Indenture. **

*
To be filed, if necessary, subsequent to the effectiveness of this registration statement by incorporation by reference pursuant to a current report on Form 6-K in connection with an offering of debt securities.

**	To be filed by amendment.

ITEM 10. UNDERTAKINGS.

(a)	The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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(d)
The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, National Grid Transco plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of London, England, on the 17th day of November 2004.

National Grid Transco plc

By:	/s/ Roger Urwin

Roger Urwin
Group Chief Executive

The undersigned do hereby constitute and appoint Roger Urwin, Stephen Lucas and Malcolm Cooper all or any one of them, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of November 2004.

SIGNATURE	TITLE

/s/ Roger Urwin	Group Chief Executive (Principal Executive Officer)
Roger Urwin

/s/ Stephen Lucas	Group Finance Director (Principal Financial Officer and Principal Accounting Officer)
Stephen Lucas

Chairman and non-executive Director
Sir John Parker

/s/ Edward Astle	Director
Edward Astle

Non-executive Director
John Grant

Senior Independent Director
Kenneth Harvey

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SIGNATURE	TITLE

/s/ Steven Holliday	Director

Steven Holliday

/s/ Michael Jesanis	Director

Michael Jesanis

/s/ Paul Joskow	Non-executive Director

Paul Joskow

/s/ Stephen Pettit	Non-executive Director

Stephen Pettit

/s/ Maria Richter	Non-executive Director

Maria Richter

Non-executive Director
George Rose

/s/ Nick Winser	Director

Nick Winser

/s/ Lawrence J. Reilly	(Authorized Representative in the United States)

Lawrence J. Reilly

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EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement for debt securities.*

4.1	Form of Indenture to be entered into between the Company and The Bank of New York (including form of debt securities). **

5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. **

5.2	Opinion of LeBoeuf, Lamb, Greene & MacRae. **

12.1	Statement re: Computation of ratio of earnings to fixed charges.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to National Grid Transco plc.

23.2	Consent of PricewaterhouseCoopers, independent accountants to JVCO Participações Ltda.

23.3	Consent of Price Waterhouse & Co. S.R.L., independent accountants to Compañía Inversora en Transmisión Eléctrica Citelec S.A.

23.4	Consent of PricewaterhouseCoopers Sp. z o.o., independent accountants to Energis Polska Sp. z o.o.

23.5	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Niagara Mohawk Power Corporation.

23.6	Consent of LeBoeuf, Lamb, Greene, & MacRae, L.L.P. (included in Exhibit 5.1). **

23.7	Consent of LeBoeuf, Lamb, Greene & MacRae (included in Exhibit 5.2). **

24.1	Powers of Attorney (included in the signature pages contained herein).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee, under the Indenture. **

*
To be filed, if necessary, subsequent to the effectiveness of this registration statement by incorporation by reference pursuant to a current report on Form 6-K in connection with an offering of debt securities.

**	To be filed by amendment.